NEWS RELEASE
Investor Relations Contact:                          Date:    August 2, 2012
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Second Quarter Earnings of $1.56 per Diluted Share
The Grain, Plant Nutrient and Rail Groups Lead Earning Results

MAUMEE, OHIO, August 2, 2012-The Andersons, Inc. (Nasdaq: ANDE), today announced second quarter net income attributable to the company of $29.2 million, or $1.56 per diluted share, on revenues of $1.3 billion. In the same three month period of 2011, the company reported results of $45.2 million, or $2.42 per diluted share on similar revenues. During the first six months of 2012, the company earned $47.6 million, or $2.54 per diluted share. In the first half of 2011, The Andersons reported record results of $62.5 million, or $3.34 per diluted share. The revenue for the first six months of 2012 and 2011 were $2.5 billion and $2.3 billion, respectively.

The Grain Group reported operating income of $15.3 million in the second quarter of 2012 and $36.5 million for the same period last year, driven primarily by a return to more normal space income. As noted previously, wheat space income in the second quarter of the prior year was extraordinary and likely not repeatable. The group benefited from record second quarter earnings from its investment in Lansing Trade Group. Revenues for the Grain Group were $719 million and $797 million for the quarter in 2012 and 2011, respectively. The group's operating income for the first six months was $34.7 million on revenues of $1.4 billion. Last year, its first half operating income was $51.6 million on similar revenues.

The Ethanol Group had an operating loss of $2.1 million in the second quarter, compared to earnings of $8.8 million during the same period last year. The loss was primarily the result of a decrease in the company's earnings from its ethanol investment affiliates, whose income was significantly impacted by lower ethanol margins resulting from increased corn costs and lower ethanol demand. Income from co-products such as corn-oil, E-85, and CO2 continued to have a positive impact on the financials. Total revenues for the quarter in 2012 and 2011 were comparable at $168 million and $165 million, respectively. The group's operating loss through June was $2.0 million on revenues of $318 million. Last year, its first half operating income was $12.4 million on revenues of $297 million.

The Plant Nutrient Group achieved operating income of $28.0 million during the second quarter on revenues of $309 million. In the same three month period of 2011, the group had operating income of $24.1 million on revenues of $260 million. This improved performance was due to increased volume. Margins were down slightly year over year, but still historically strong. The group's first half 2012 operating income was $33.8 million on $484 million of revenues. Last year, the operating income through the first six months was $29.2 million on revenues of $383 million.

The Rail Group achieved record operating income of $7.2 million in the second quarter on revenues of $32 million. In the same three month period of 2011, the group earned $2.8 million and revenues were $30 million. This quarter, the group recognized $2.4 million in gains on sales of railcars and related leases and non-recourse transactions, which is comparable to the gain of $2.3 million recorded in the prior year. Gross profit from the leasing business was significantly higher due primarily to an increase in the average lease rate. The average utilization rate for the quarter was approximately 85 percent, which is consistent with last year. Income from the railcar repair business increased considerably as well. The group's first half operating income was a record $15.2 million on $68 million of revenues. In 2011, operating income through June was $6.3 million and revenues were $58 million. The rail fleet has increased to approximately 23,100 cars from 22,400 last year. In addition, the Rail Group executed several transactions in the quarter that will result in the recognition of $4.3 million in operating income next quarter.

The Turf & Specialty Group had operating income of $2.8 million in the second quarter on $44 million of revenues. Last year, the group reported operating income of $1.8 million on $42 million of revenues for the same period. Through the first half of 2012, the group's operating income was $5.0 million on $89 million of revenues, which is similar to the prior year's result.

The Retail Group had an operating income of $1.4 million during the second quarter of 2012 on revenues of $44 million. During the same period of the prior year, the group had an operating income of $1.9 million and revenues were $45 million. Through the first six months, the group lost $1.3 million and revenues were $75 million. Last year through June, the group lost $0.8 million on revenues of $77 million.

“We had a good quarter, although our expectations for the remainder of the year have been tempered by the drought conditions currently being experienced, which will certainly impact our grain and ethanol businesses,” CEO Mike Anderson stated. “Although the results of our Ethanol Group have declined, given the current ethanol margin environment, we feel the results demonstrate that our business structure, including co-products, services, and equity partners, perform much better in a down market than the general industry. I am particularly proud of the Rail Group's record results this quarter as well as PNG's strong results, which continue to demonstrate the portfolio benefits of our business mix” added Mr. Anderson.

The company will host a webcast on Friday, August 3, 2012 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

The Andersons, Inc.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2012	2011	2012	2011

Sales and merchandising revenues	$1,315,834	$1,338,167	$2,452,967	$2,339,841
Cost of sales and merchandising revenues	1,213,184	1,215,395	2,264,447	2,138,384
Gross profit	102,650	122,772	188,520	201,457

Operating, administrative and general expenses	59,210	57,730	119,310	111,437
Interest expense	5,380	7,562	10,710	14,898
Other income:
Equity in earnings of affiliates	5,096	12,512	9,379	19,758
Other income, net	2,671	2,018	5,917	4,324
Income before income taxes	45,827	72,010	73,796	99,204
Income tax provision	17,356	25,975	27,597	35,781
Net income	28,471	46,035	46,199	63,423
Net income (loss) attributable to the noncontrolling interests	(728)	817	(1,407)	939
Net income attributable to The Andersons, Inc.	$29,199	$45,218	$47,606	$62,484

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$1.57	$2.44	$2.56	$3.37
Diluted earnings attributable to The Andersons, Inc. common shareholders	$1.56	$2.42	$2.54	$3.34
Dividends paid	$0.15	$0.11	$0.30	$0.22

The Andersons, Inc.
Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2012	December 31, 2011	June 30, 2011

Assets
Current assets:
Cash and cash equivalents	$23,930	$20,390	$18,616
Restricted cash	5,644	18,651	12,572
Accounts receivable, net	205,046	167,640	240,254
Inventories	597,091	760,459	469,551
Commodity derivative assets - current	122,010	83,950	187,438
Deferred income taxes	18,784	21,483	17,710
Other current assets	38,535	34,649	30,867
Total current assets	1,011,040	1,107,222	977,008

Other assets:
Commodity derivative assets - noncurrent	4,844	2,289	8,560
Other assets, net	70,040	53,327	46,610
Equity method investments	189,610	199,061	179,888
	264,494	254,677	235,058
Railcar assets leased to others, net	252,965	197,137	178,141
Property, plant and equipment, net	266,275	175,087	153,642
Total assets	$1,794,774	$1,734,123	$1,543,849

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$309,608	$71,500	$194,200
Accounts payable for grain	129,979	391,905	80,374
Other accounts payable	148,497	142,762	164,325
Customer prepayments and deferred revenue	55,912	79,557	64,231
Commodity derivative liabilities – current	29,764	15,874	24,289
Accrued expenses and other current liabilities	51,283	60,445	51,410
Current maturities of long-term debt	29,647	32,208	45,432
Total current liabilities	754,690	794,251	624,261

Other long-term liabilities	11,546	43,014	33,757
Commodity derivative liabilities – noncurrent	454	1,519	1,850
Employee benefit plan obligations	50,437	52,972	30,835
Long-term debt, less current maturities	317,648	238,885	260,645
Deferred income taxes	70,806	64,640	68,038
Total liabilities	1,205,581	1,195,281	1,019,386
Total equity	589,193	538,842	524,463
Total liabilities and equity	$1,794,774	$1,734,123	$1,543,849

The Andersons, Inc.
Segment Data

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Quarter ended June 30, 2012
Revenues from external customers	$718,911	$167,758	$308,797	$32,046	$43,845	$44,477	$—	$1,315,834

Gross profit	26,440	1,925	41,657	11,563	7,490	13,575	—	102,650

Equity in earnings (loss) of affiliates	7,505	(2,410)	1	—	—	—	—	5,096

Other income, net	489	20	1,010	824	289	155	(116)	2,671

Income (loss) before income taxes	15,277	(2,833)	27,953	7,199	2,753	1,428	(5,950)	45,827

Loss attributable to the noncontrolling interests	—	(728)	—	—	—	—	—	(728)

Operating income (loss) (a)	$15,277	$(2,105)	$27,953	$7,199	$2,753	$1,428	$(5,950)	$46,555

Quarter ended June 30, 2011
Revenues from external customers	$797,130	$164,704	$259,823	$29,501	$41,551	$45,458	$—	$1,338,167

Gross profit	51,480	4,829	39,251	6,415	6,968	13,829	—	122,772

Equity in earnings of affiliates	5,428	7,082	2	—	—	—	—	12,512

Other income, net	522	37	134	841	259	144	81	2,018

Income (loss) before income taxes	36,541	9,647	24,077	2,763	1,778	1,877	(4,673)	72,010

Income attributable to the noncontrolling interest	—	817	—	—	—	—	—	817

Operating income (loss) (a)	$36,541	$8,830	$24,077	$2,763	$1,778	$1,877	$(4,673)	$71,193

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Six months ended June 30, 2012
Revenues from external customers	$1,418,772	$318,428	$484,157	$67,905	$88,972	$74,733	$—	$2,452,967

Gross profit	59,041	4,698	62,975	24,128	15,489	22,189	—	188,520

Equity in earnings (loss) of affiliates	13,457	(4,081)	3	—	—	—	—	9,379

Other income, net	1,316	36	1,128	1,600	490	279	1,068	5,917

Income (loss) before income taxes	34,712	(3,391)	33,781	15,217	4,955	(1,321)	(10,157)	73,796

Loss attributable to the noncontrolling interests	—	(1,407)	—	—	—	—	—	(1,407)

Operating income (loss) (a)	$34,712	$(1,984)	$33,781	$15,217	$4,955	$(1,321)	$(10,157)	$75,203

Six months ended June 30, 2011
Revenues from external customers	$1,435,097	$297,452	$383,472	$58,411	$88,821	$76,588	$—	$2,339,841

Gross profit	82,772	9,294	57,335	13,532	15,744	22,780	—	201,457

Equity in earnings of affiliates	11,658	8,096	4	—	—	—	—	19,758

Other income, net	1,102	95	259	1,594	549	300	425	4,324

Income (loss) before income taxes	51,642	13,340	29,191	6,309	5,056	(787)	(5,547)	99,204

Income attributable to the noncontrolling interest	—	939	—	—	—	—	—	939

Operating income (loss) (a)	$51,642	$12,401	$29,191	$6,309	$5,056	$(787)	$(5,547)	$98,265

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.